UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2018 (May 29, 2018)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2018 (the “Effective Date”), Microchip Technology Incorporated, a Delaware corporation (the “Company” or “Microchip”), entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) pursuant to which its existing Amended and Restated Credit Agreement, dated as of May 18, 2018, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, was amended and restated in its entirety.

The Amended and Restated Credit Agreement provides for a revolving loan facility (the “Revolving Loan Facility”) in an aggregate principal amount of approximately $3.8 billion, with a $250.0 million foreign currency sublimit, a $50.0 million letter of credit sublimit and a $25.0 million swingline loan sublimit. The Revolving Loan Facility consists of approximately $244.3 million of revolving loan commitments (the “2020 Revolving Loans”) that terminate on February 4, 2020 (the “2020 Maturity Date”) and approximately $3.6 billion of revolving loan commitments (the “2023 Revolving Loans” and, together with the 2020 Revolving Loans, the “Revolving Loans”) that terminate on May 18, 2023 (the “2023 Maturity Date”). The Amended and Restated Credit Facility provides for a $3.0 billion term loan facility (the “Term Loans”). Upon the closing of the Amended and Restated Credit Agreement, the Company had $3.453 billion of Revolving Loans outstanding and $3.0 billion of Term Loans outstanding, the proceeds of which were used to finance the Company’s acquisition of Microsemi (as defined below) pursuant to the Merger Agreement (as defined below), and the payment of fees and expenses incurred in connection therewith and the financing thereof. The proceeds of loans made under the Revolving Loan Facility may also be used for working capital and general corporate purposes.

The Revolving Loans bear interest, at the Company’s option, at (a) in the case of 2020 Revolving Loans, the base rate plus a spread of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.25% to 2.25%, and (b) in the case of 2023 Revolving Loans, the base rate plus a spread of 0.00% to 1.00% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.00% to 2.00%, in each case, with such spread being determined based on the consolidated senior leverage ratio for the preceding four fiscal quarter period. The Term Loans bear interest, at the Company’s option, at the base rate plus a spread of 1.00% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 2.00%. The base rate means the highest of the prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable quarterly in arrears for loans bearing interest at the base rate and at the end of an interest period (or at each three-month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow 2020 Revolving Loans and 2023 Revolving Loans until the 2020 Maturity Date and the 2023 Maturity Date, respectively, at which time each of the commitments under the applicable tranche will terminate and all outstanding Revolving Loans under such tranche, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the Revolving Loan Facility will be subject to a commitment fee, payable in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum determined based on the consolidated senior leverage ratio for the preceding four fiscal quarter period. The Company may prepay the Revolving Loans and terminate the Revolving Loan commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans.

The Amended and Restated Credit Agreement provides for quarterly amortization payments of the Term Loans on the last business day of each March, June, September and December, commencing with the last business day of the first full fiscal quarter to occur after the Merger effective date, equal to 0.25% of the aggregate principal amount of the Term Loan Facility. In addition, the Amended and Restated Credit Agreement requires mandatory prepayments of the Term Loans from the incurrence of debt not otherwise permitted to be incurred under the Amended and Restated Credit Agreement, certain asset sales and certain excess cash flow. Mandatory prepayments with excess cash flow (as defined in the Amended and Restated Credit Agreement) are required to be made beginning with the Company’s fiscal year ending March 30, 2020 in an amount equal to 50%, 25% or 0% of the excess cash flow for such fiscal year, depending on the Company’s senior leverage ratio. The Company may prepay the Term Loans at any time without premium or penalty. Term Loans repaid or prepaid may not be reborrowed.

The Amended and Restated Credit Agreement permits the Company to add one or more incremental term loan facilities (in addition to the Term Loans) and/or increase the commitments under the Revolving Loan Facility from time to time, subject, in each case, to the receipt of additional commitments from existing and/or new lenders and pro forma compliance with a consolidated senior leverage ratio set forth in the Amended and Restated Credit Agreement.

The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Amended and Restated Credit Agreement. To secure the Company’s obligations under the Amended and Restated Credit Agreement and the subsidiary guarantors’ obligations under the guarantees, the Company and each of the subsidiary guarantors has granted a security interest in substantially all its assets, subject to certain exceptions and limitations.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Amended and Restated Credit Agreement also includes a financial maintenance covenant, requiring the Company to maintain compliance with a consolidated total leverage ratio, a consolidated senior leverage ratio and a consolidated interest coverage ratio, each determined in accordance with the terms of the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross-default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Amended and Restated Credit Agreement. Under certain circumstances, a default interest rate will apply to all obligations during the existence of an event of default under the Amended and Restated Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Amended and Restated Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in their entirety by reference to (a) the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein, (b) the Amended and Restated Security Agreement, dated as of May 29, 2018, by and among the Company, the other grantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which is filed as Exhibit 10.2 hereto and incorporated by reference herein, and (c) the Amended and Restated Guaranty dated as of May 29, 2018, made by the subsidiaries of Microchip Technology Incorporated party thereto as guarantors in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed on Form 8-K, on March 1, 2018, Microchip, Microsemi Corporation, a Delaware corporation (“Microsemi”), Maple Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Microchip (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). This Form 8-K is being filed in connection with the consummation of the transactions contemplated by the Merger Agreement.

On May 29, 2018, Merger Sub merged with and into Microsemi, with Microsemi as the surviving corporation as a wholly owned subsidiary of Microchip (the “Merger”). At the Effective Time (as defined in the Merger Agreement):

a)	each share of Microsemi common stock that was issued and outstanding immediately prior to consummation of the Merger (except for Microsemi common stock owned by Microchip, held in the treasury of Microsemi, or held by subsidiaries of Microchip or Microsemi) was cancelled and converted into the right to receive $68.78 in cash (the “Merger Consideration”);

b)	each outstanding Microsemi stock option and stock appreciation right that was held by an individual who continued in service with Microchip at the Effective Time was assumed by Microchip and will be subject to the same terms and conditions as applied prior to the Effective Time, including the vesting schedule, except that (i) the number of shares of Microchip common stock subject to the stock option or stock appreciation right will be equal to the number of shares of Microsemi stock subject to the assumed stock option or assumed stock appreciation right multiplied by the exchange ratio equal to 0.732185 with corresponding adjustments to the assumed options and assumed stock appreciation rights exercise prices;

c)	each outstanding restricted stock unit with respect to Microsemi common stock that was unvested as of immediately prior to the Effective Time and held by an individual who continued in service with Microchip at the Effective Time was assumed by Microchip and converted into equivalent awards in respect of shares of Microchip common stock using the exchange ratio equal to 0.732185 and will be subject to the same terms and conditions as applied to the related restricted stock unit, including the same vesting schedule;

d)	each outstanding restricted stock unit with respect to Microsemi common stock that was unsettled and vested as of immediately prior to the Effective Time was cancelled and converted into the right to receive an amount of cash equal to the number of shares of Microsemi common stock subject to the restricted stock unit multiplied by the Merger Consideration;

e)	each outstanding performance stock unit with respect to Microsemi common stock vested as of immediately prior to the Effective Time in accordance with its terms (as determined by the Compensation Committee of the board of directors of Microsemi) was cancelled and converted into the right to receive an amount of cash equal to the number of shares of Microsemi common stock subject to the vested performance stock unit multiplied by the Merger Consideration;

f)	each outstanding Microsemi stock option that was vested as of immediately prior to the Effective Time and held by any individual subject to the jurisdiction of China and the China State Administration of Foreign Exchange (“SAFE”) with respect to such stock option was cancelled and converted into the right to receive an amount of cash equal to the number of shares of Microsemi common stock issuable upon the exercise of such option multiplied by the excess of the Merger Consideration over the applicable exercise price of such stock option;

g)

each outstanding Microsemi stock option that was unvested as of immediately prior to the Effective Time and held by any individual subject to the jurisdiction of China and SAFE with respect to such stock option was cancelled and converted into the right to receive an amount of cash equal to the number of shares of Microsemi common stock issuable upon the exercise of such option multiplied by the excess of the Merger Consideration over the applicable exercise price of such stock option, which right will be subject to the same vesting requirements that were applicable to such Microsemi stock option immediately prior to the Effective Time;

h)	each outstanding Microsemi restricted stock unit that was unvested as of immediately prior to the Effective Time and held by any individual subject to the jurisdiction of China and SAFE with respect to such restricted stock unit was cancelled and converted into the right to receive an amount of cash equal to the number of shares of Microsemi common stock subject to the restricted stock unit multiplied by the Merger Consideration, which right will be subject to the same vesting requirements that were applicable to such Microsemi restricted stock unit immediately prior to the Effective Time; and

i)	each share of Microsemi common stock that was outstanding and unvested immediately prior to the Effective Time and subject to a restricted stock award agreement was cancelled and converted into the right to receive the Merger Consideration, which right will be subject to the same vesting requirements that were applicable to such restricted share of Microsemi common stock immediately prior to the Effective Time and will be paid when vested.

The aggregate amount of Merger Consideration paid by Microchip at the Effective Time was approximately $8.2 billion in cash.

The foregoing description of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Microchip’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2018 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The historical financial statements of Microsemi required by this item are not included in this filing and will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item was previously furnished by Microchip in its Current Report on Form 8-K on May 21, 2018 and such information is specifically incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of May 29, 2018, by and among Microchip Technology Incorporated, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.2	Amended and Restated Pledge and Security Agreement, dated as of May 29, 2018, by and among Microchip Technology Incorporated, the other grantors party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.3	Amended and Restated Guaranty, dated as of May 29, 2018, made by the subsidiaries of Microchip Technology Incorporated party thereto as guarantors in favor of JPMorgan Chase Bank, N.A., as Administrative Agent

99.1	Press Release issued by Microchip Technology Incorporated entitled “Microchip Technology Announces Completion of Microsemi Acquisition.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Dated: May 29, 2018

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Vice President and Chief Financial Officer